Exhibit 99.4


           Alloy Online Announces Acquisition of 17th Street Productions, a Premier Producer of Media Properties for Teens

             Best Selling Properties Include Sweet Valley, Roswell High and Fearless Series

             Acquisition Extends Alloy's Reach Across a Broad Spectrum of Media Platforms

             NEW YORK--(BUSINESS WIRE)--Jan. 11, 2000--Alloy Online, Inc. (Nasdaq:ALOY) (www.alloy.com), a leading Internet destination for the 56 million teens in Generation Y, announced it has agreed to acquire 17th Street Productions, Inc., a leading developer and producer of media properties for teens. Financial terms of the transaction were not disclosed.

             17th Street has produced and developed content for a number of popular teen properties, including Roswell High, Real Teens: Diary of a Junior Year, Francine Pascal's Sweet Valley (the best-selling teen series in history) and her current best seller, Fearless. Roswell, currently airing on the WB Network, and Sweet Valley High both have become hit television series and Pascal's Fearless was recently optioned for television by Columbia TriStar.

             Along with producing and owning the underlying rights to its own properties such as the successful Thoroughbred and Making Out book series, 17th Street has developed publishing programs for companies as wide ranging as Teen Magazine and Hanna Andersson. 17th Street's books are published by major publishing houses with whom it has long standing relationships, including Simon & Schuster and Pocket Books, divisions of Viacom; HarperCollins, a division of News Corporation; Scholastic, Inc.; Random House, a division of Bertelsmann; and Readers' Digest. 17th Street also has formed strategic partnerships with high profile companies that have extensive marketing programs reaching the teen demographic, such as Atlantic Records and Union Bay. The company's authors and celebrity partners include Spike Lee, Patrick Ewing and New York Times bestseller Richard Paul Evans.

             "We are very excited about the synergies provided by this acquisition, which represents another step towards our long term goal of expanding Alloy's multi-media platform," commented Matt Diamond, CEO and co-founder of Alloy Online. "Through this partnership, we have the ability to pursue opportunities that leverage the strong Gen Y brand properties of both companies and expand our presence in a variety of media. Such initiatives will create new revenue opportunities and help drive new traffic to the Alloy.com Web site."

             Leslie Morgenstein, co-president of 17th Street Productions said, "Alloy Online


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             has clearly emerged as an important and credible conduit to the teen community. Joining forces will allow us to provide unparalleled marketing support and distribution for our current and future properties. Together, we launched the Fearless series and were able to reach a much broader audience through Alloy's online and direct marketing properties. This initiative has driven traffi to Alloy's Web site through the development of dynamic and interactive content built around the Fearless characters and series."

             Mr. Morgenstein whose responsibilities include operations, finance, and corporate and business development, and Ann Brashares, co-president and Editor-In-Chief, will retain their roles following this acquisition.

             "The combination of our respective assets will provide Alloy and 17th Street with a powerful platform to market our content across a broad spectrum of media outlets, including television, film, books and the Internet," concluded Diamond.

             About Alloy Online

             Alloy Online is a leading Web site and direct marketer providing community, content, commerce, and entertainment to Generation Y, one of the fastest growing segments of the Internet population. Its convergent media model - which combines its Web site (www.alloy.com), its Alloy Online e-zine and its catalog, Alloy - has a total reach of more than 10 million individuals per month. Together, these components offer a unique blend of services through which teens can interact, share information, explore compelling and relevant content and shop for apparel, accessories, footwear, music, cosmetics and magazine subscriptions. For further information regarding Alloy Online, please visit the company's Web site (www.alloy.com) and click on 'Investor Info' or call the investor information line at 877-ALLOY-IR.

             About 17th Street Productions

             17th Street Productions is a leading developer and producer of media properties for teens. The Company produces approximately 150 books annually, including the Sweet Valley series, Roswell High, Fearless and Real Teens: Diary of a Junior Year. In addition to editorial, design, and production, and licensing its properties to television and film, software, and foreign territories, 17th Street Productions markets and promotes its properties in conjunction with today's hottest teen brands such as Atlantic Records and Union Bay. Co-Presidents Leslie Morgenstein and Ann Brashares acquired 17th Street Productions and its parent company, Daniel Weiss Associates, Inc., from Daniel Weiss, one of the originators of teen series fiction with whom they had worked for ten years. Mr. Weiss will continue to serve as a consultant to 17th Street Productions.

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             This announcement may contain forward-looking statements that involve risks and uncertainties, including statements regarding expanding our presence in a variety of media; creating new revenue opportunities; the successful implementation of our operating and growth strategies, generating increased traffic flows to our Web site; our ability to leverage our Web site, direct marketing and e-mail magazine properties; and our ability to leverage and grow our database. Our actual results could differ materially from those projected in the forward-looking statements and reported results should not be considered an indication of our future performance. Factors that might cause or contribute to such differences include, among others: our expected future losses; our operating and growth strategies may not generate increased traffic flows to our Web site, broaden the appeal of our Web site, or attract additional or repeat traffic to our Web site; we lack experienced management and personnel; we may not be able to adapt as Internet technologies and customer demands continue to evolve.


                  CONTACT:  Alloy Online, Inc.
                            Sam Gradness
                            Chief Financial Officer
                            212/244-4307
                                      or
                            Jodi Smith/Alloy Online
                            Director, Public Relations
                            212/244-4307 x181
                                      or
                            Investor Relations:
                            Integrated Corporate Relations
                            Christine DiSanto/Brendon Frey
                            203/222-9013

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